Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the First Quarter of 2012 and Outlook for Second Quarter and Full Year 2012

WHITE PLAINS, N.Y. May 1, 2012 -- Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company") today reported financial results for the first quarter ended March 31, 2012.

HNH reported net income of $5.1 million on net sales of $164.1 million for the three months ended March 31, 2012, compared with net income of $4.8 million on net sales of $153.3 million for the three months ended March 31, 2011. Net income for the three months ended March 31, 2011 included a $6.6 million gain on disposal of assets, net of tax, from discontinued operations. Basic and diluted net income per common share was $0.40 for the three months ended March 31, 2012, compared with net income of $0.39 per share in the same period of 2011.

“Demand for HNH's products and services increased across most of the Company's segments in the first quarter of 2012 versus the first quarter of 2011, resulting in 7.0% quarter-over-quarter sales growth. We also reported 12.6% higher gross profit, and income from continuing operations, net of tax, for the first quarter of 2012 increased to $5.1 million as compared to a loss of $1.2 million for the first quarter of 2011,” stated Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH.

The Company generated Adjusted EBITDA of $17.5 million for the first quarter of 2012, as compared to $15.5 million for the same period in 2011, an increase of $2.0 million, or 12.7%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Income from continuing operations, net of tax, increased $6.3 million to $5.1 million as compared to a loss of $1.2 million in the first quarter of 2011, principally driven by increased sales and gross profit in most of the Company's segments. In addition, the first quarter of 2012 included a non-cash unrealized gain on derivatives of $0.9 million, as compared to a non-cash derivative loss of $4.2 million in the same period of  2011.  The 2012 period included non-cash pension expense of $0.6 million compared to $1.1 million in the first quarter of 2011.  The first quarter of 2011 also included an asset impairment charge of $0.7 million. The first quarter of 2012 included a tax provision from continuing operations of $3.4 million as compared to $1.0 million in the first quarter of 2011.  The increase in the tax provision in the first quarter of 2012 as compared to the first quarter of 2011 was due to a higher federal tax provision principally resulting from the recording of the benefit of the Company's federal net operating loss carry-forwards in the fourth quarter of 2011.

HNH's outlook for sales in the second quarter of 2012, based on current information, will be between $175 million and $214 million and between $635 million and $776 million for the full year of 2012.  HNH also forecasts generating Adjusted EBITDA in the range of $24 million to $29 million in the second quarter of 2012 and $77 million to $94 million for the full year of 2012.

By comparison, net sales from continuing operations on a comparable basis were $187.5 million and Adjusted EBITDA was $24.2 million for the second quarter of 2011 and the Company reported net sales of $664.0 million and Adjusted EBITDA of $75.6 million for the full year ended December 31, 2011.

Segment Operating Results

Precious Metal

The Precious Metal segment net sales increased by $3.2 million, or 7.2%, to $47.8 million for the three months ended March 31, 2012, as compared to net sales of $44.6 million for the same period of 2011.  The increased net sales were primarily driven by higher volume and an increase of approximately $316.00 per troy ounce in the average market price of gold during the first quarter of 2012 as compared to the same period of 2011. There was no material impact on revenue related to silver prices as both periods in 2012 and 2011 had average silver prices of approximately $32 per troy ounce.

Segment operating income increased by $1.1 million from $4.5 million during the first quarter of 2011 to $5.6 million for the same period in 2012.  The increase was primarily driven by higher sales volume and a more favorable product mix.

Tubing

The Tubing segment net sales increased by $1.4 million, or 5.7%, to $25.8 million for the three months ended March 31, 2012, as compared to $24.4 million for the same period of 2011.  The increase was attributable to higher sales from the markets served by the Stainless Steel Tubing Group and new markets served by the Specialty Tubing Group, which were partially offset by lower sales from the refrigeration market serviced by the Specialty Tubing Group.

Segment operating income decreased by $0.7 million to $3.5 million for the three months ended March 31, 2012, as compared to $4.3 million for the same period of 2011.  Lower operating income was principally driven by lower gross margin from the Stainless Steel Tubing Group due to a shift in sales mix.

Engineered Materials

The Engineered Materials segment sales increased by $7.7 million, or 15.6% to $57.1 million for the three months ended March 31, 2012, as compared to $49.4 million for the same period of 2011. The incremental sales were driven by higher volume of commercial roofing products and fasteners, which were favorably impacted by the mild winter in several parts of the United States. Sales of  gas connectors also increased, partially offset by lower sales of electro-galvanized steel products as a result of lower demand from the residential construction market.

Segment operating income increased by $2.4 million to $4.5 million for the three months ended March 31, 2012, as compared to $2.1 million for the same period of 2011.  The increase in operating income was principally the result of the higher sales volume.  Gross profit margin for the three months ended March 31, 2012 was higher compared to the three months ended March 31, 2011, primarily due to increased sales of higher-margin branded fastener products in the first quarter of 2012 as compared to the first quarter of 2011.

Arlon Electronic Materials

Arlon sales decreased by $2.0 million, or 9.2% to $20.0 million for the three months ended March 31, 2012, as compared to $22.0 million for the same period of 2011.  Lower sales were driven by reduced demand for printed circuit board materials related to the telecommunications infrastructure in China, as well as lower sales of flex heater products for the general industrial market.

Segment operating income increased by $0.4 million to $2.5 million for the three months ended March 31, 2012, as compared to $2.1 million for the same period of 2011.  Gross margin was 1.6% higher during the first quarter of 2012 as compared to 2011 primarily due to favorable product mix and improved manufacturing efficiencies.  A non-cash asset impairment charge of $0.7 million was recorded for the three months ended March 31, 2011.  The non-cash asset impairment charge was related to vacant land owned by Arlon in Rancho Cucamonga, California.  The Company reduced this property's carrying value by $0.7 million to reflect its lower fair market value.

Kasco

Kasco segment sales increased by $0.5 million, or 4.1%, to $13.4 million for the three months ended March 31, 2012, as compared to $12.9 million for the same period of 2011. The sales improvement was principally from its route business in the United States.

Operating income for the Kasco segment was $1.2 million for the first quarter of 2012, as compared to $1.1 million for the same period of 2011, principally as a result of higher sales volume.

Liquidity

As of March 31, 2012, the Company's current assets totaled $192.3 million and its current liabilities totaled $122.1 million.  Therefore, its working capital was $70.2 million, as compared to working capital of $70.1 million as of December 31, 2011. As of April 25, 2012, the Company's availability under its U.S. revolving credit facility was approximately $35.3 million.

Note Regarding Use of Non-GAAP Financial Measurements:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and non-cash pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company's interest expense;
•	Adjusted EBITDA does not reflect the Company's tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Our Company

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company's stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2011 for information regarding risk factors that could affect the Company's results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

HANDY & HARMAN LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
(in thousands except per share)	2012	2011

Net sales	$164,136	$153,329
Cost of goods sold	120,177	114,303
Gross profit	43,959	39,026
Selling, general and administrative expenses	31,869	28,923
Pension expense	612	1,125
Asset impairment charge	—	690
Operating income	11,478	8,288
Other:
Interest expense	3,848	4,329
Realized and unrealized (gain) loss on derivatives	(898)	4,164
Other expense (income)	45	(32)
Income (loss) from continuing operations before tax	8,483	(173)
Tax provision	3,386	1,006
Income (loss) from continuing operations, net of tax	5,097	(1,179)
Discontinued Operations:
Loss from discontinued operations, net of tax	—	(584)
Gain on disposal of assets, net of tax	—	6,585
Net income from discontinued operations	—	6,001
Net income	$5,097	$4,822
Basic and diluted per share of common stock
Income (loss) from continuing operations, net of tax, per share	$0.40	$(0.10)
Discontinued operations, net of tax, per share	—	0.49
Net income per share	$0.40	$0.39
Weighted average number of common shares outstanding	12,692	12,277

HANDY & HARMAN LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands)	March 31, 2012 Unaudited	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$8,050	$6,841
Trade and other receivables - net of allowance for doubtful accounts of $2,516 and $2,465, respectively	96,520	81,261
Inventories, net	54,878	50,385
Deferred income tax assets - current	19,734	19,693
Prepaid and other current assets	13,166	12,314
Total current assets	192,348	170,494
Property, plant and equipment at cost, less accumulated depreciation	76,703	77,476
Goodwill	65,675	65,667
Other intangibles, net	33,313	34,077
Investments in marketable securities	32,082	25,856
Deferred income tax asset	105,379	107,685
Other non-current assets	11,484	11,935
Total assets	$516,984	$493,190
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$47,467	$35,624
Accrued liabilities	26,018	28,312
Accrued environmental liability	6,044	6,524
Accrued interest - related party	311	609
Short-term debt	36,824	24,168
Current portion of long-term debt	4,452	4,452
Deferred income tax liabilities - current	943	736
Total current liabilities	122,059	100,425
Long-term debt	113,645	114,616
Long-term debt - related party	19,784	20,045
Long-term interest accrual - related party	207	—
Accrued pension liability	183,928	186,211
Other employee benefit liabilities	5,297	5,299
Other liabilities	7,698	7,596
Total liabilities	452,618	434,192
Commitments and Contingencies
Stockholders' Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	—	—
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 13,131 and 12,646 shares, respectively	131	127
Accumulated other comprehensive loss	(188,540)	(188,389)
Additional paid-in capital	556,164	555,746
Accumulated deficit	(303,389)	(308,486)
Total stockholders' equity	64,366	58,998
Liabilities and stockholders' equity	$516,984	$493,190

HANDY & HARMAN LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2012	2011
Cash flows from operating activities:
Net income	$5,097	$4,822
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	3,913	3,867
Non-cash stock based compensation	670	923
Amortization of debt issuance costs	427	558
Accrued interest not paid in cash	555	777
Deferred income taxes	2,454	87
Gains from asset dispositions	(24)	—
Asset impairment charge	—	690
Non-cash (income) loss from derivatives	(876)	1,484
Reclassification of net cash settlements on precious metal contracts to investing activities	(22)	2,794
Net cash (used in) provided by operating activities of discontinued operations, including non-cash gain on sale of assets	—	(9,259)
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(15,294)	(21,001)
Inventories	(4,406)	(7,658)
Other current assets	(720)	(456)
Accrued interest expense-related party	311	89
Other current liabilities	8,999	3,829
Other items-net	(438)	(370)
Net cash provided by (used in) operating activities	646	(18,824)
Cash flows from investing activities:
Additions to property, plant & equipment	(2,612)	(2,370)
Net cash settlements on precious metal contracts	22	(2,794)
Acquisition	—	(8,761)
Proceeds from sales of assets	408	—
Investment in available-for-sale securities	(6,321)	—
Net cash provided by (used in) sale of assets of discontinued operations	—	26,532
Net cash provided by (used in) investing activities	(8,503)	12,607
Cash flows from financing activities:
Net revolver borrowings	12,473	3,727
Net borrowings on loans - foreign	548	758
Repayments of term loans	(1,113)	(1,460)
Deferred finance charges	—	(204)
Net change in overdrafts	(2,808)	2,804
Other financing activities	(104)	(39)
Net cash provided by financing activities	8,996	5,586
Net change for the period	1,139	(631)
Effect of exchange rate changes on net cash	70	178
Cash and cash equivalents at beginning of period	6,841	8,762
Cash and cash equivalents at end of period	$8,050	$8,309

HANDY & HARMAN LTD.
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended
(in thousands)	March 31,
	2012	2011
Net Sales:
Precious Metal	$47,839	$44,646
Tubing	25,791	24,398
Engineered Materials	57,113	49,394
Arlon	20,005	22,029
Kasco	13,388	12,862
Total net sales	$164,136	$153,329
Segment operating income:
Precious Metal	5,614	4,502
Tubing	3,545	4,281
Engineered Materials	4,531	2,137
Arlon (a)	2,529	2,136
Kasco	1,157	1,110
Total segment operating income	17,376	14,166
Unallocated corporate expenses & non operating units (b)	(5,310)	(4,752)
Unallocated pension expense	(612)	(1,125)
Income (loss) on disposal of assets	24	(1)
Operating income	11,478	8,288
Interest expense	(3,848)	(4,329)
Realized and unrealized income (loss) on derivatives	898	(4,164)
Other (expenses) income	(45)	32
Income (loss) from continuing operations before income taxes	$8,483	$(173)

a)
The segment operating income of the Arlon segment for the three months ended March 31, 2011 includes an asset impairment charge of $0.7 million to write down unused land located in Rancho Cucamonga, California to fair value.

b)
2011 segment operating income has been adjusted by $0.4 million of non-cash restricted stock expense to be comparable with the 2012 presentation.  Such restricted stock expense is presented in both years as an unallocated corporate expense.

HANDY & HARMAN LTD.
Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)
	Three Months Ended
	March 31,
(in thousands)	2012	2011

Income (loss) from continuing operations, net of tax	$5,097	$(1,179)
Add (Deduct):
Income tax provision	3,386	1,006
Interest expense	3,848	4,329
Unrealized loss (gain) on embedded derivatives related to subordinated notes	(641)	1,430
Non-cash derivative & hedge (gain) loss on precious metal contracts (a)	(257)	2,733
Non-cash adjustment to precious metal inventory valued at LIFO (a)	553	271
Depreciation and amortization expense	3,913	3,867
Non-cash pension and OPEB expense	629	1,130
Non-cash asset impairment charge	—	690
Non-cash stock-based compensation expense	757	922
Other, net	216	331
Adjusted EBITDA	$17,501	$15,530

a)
H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.